Cylink Reduces Workforce as It Implements Cost Reduction Program

         SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 31, 2000--Cylink Corporation (Nasdaq:CYLK - news) today announced that it is reducing its workforce by approximately 12% as part of its program to bring costs into line with near-term revenue expectations.

         The personnel reduction together with reduced infrastructure costs and other discretionary operating expenses is expected to reduce total operating expenses by approximately 17% in the first quarter of 2001.

         "These changes will reduce our operating expenses below the level we had at the beginning of the year," said William P. Crowell, president and chief executive officer. "As we discussed during our quarterly results conference call on October 19th, this reduction in operating expenses is targeted to achieve a self-sustaining business model while we continue to focus our energies on increasing our products' market penetration."

         About Cylink Corporation

         Cylink Corporation develops, markets and supports a comprehensive family of secure e-business solutions. Founded in 1983, the Company was the first created to market security solutions that protect communications with public key cryptography. Cylink and its wholly owned subsidiaries serve Fortune 500 companies, multinational financial institutions, and government agencies worldwide. For more information, visit the Company's web site at www.cylink.com.

         This release includes the forward-looking statement that Cylink's cost reductions are targeted at achieving a self-sustaining business model. This forward-looking statement involves risks and uncertainties, and actual results could be materially different. Factors that could cause actual results to differ include unexpected delays in market acceptance of Cylink's products, inability to achieve any of the anticipated cost reductions, disruption in Cylink's sales and operations caused by its reduction in work force, introduction of new technologies and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended December 31, 1999, and its reports on Forms 8-K, 10-Q and the Annual Report to Shareholders.